Exhibit 10.1

[LETTERHEAD]

            , 2013

[Frozen Participant Name]

[Address]

Dear [Name]:

This letter memorializes our discussions concerning the Bryn Mawr Bank Corporation Supplemental Employee Retirement Plan for Select Executives (“SERP II”).

When SERP II was conceived and implemented in 2008 in conjunction with the freeze of the tax-qualified pension plan, it was felt appropriate at that time to ensure that its terms would not be changed so that the senior executives eligible to participate could rely on the continued accrual of benefits under SERP II for so long as they remained employed by the Bank. Circumstances have changed over the past 5 years. Among other things, defined benefit programs such as SERP II that are solely tenure-based programs are becoming somewhat outdated in the financial services industry and many such plans are being replaced by defined contribution programs that place a greater emphasis on performance. Accordingly, the Board of Directors’ goal is to freeze each Executive Vice President’s and Senior Vice President’s benefits under SERP II to the amount accrued as of [            , 20    ], and to implement a new defined contribution program for them effective immediately. The key features of the new program are described in the summary enclosed herewith.

This freeze will also include an elimination of the provision in Section 4(c) of your Executive Change-of-Control Amended and Restated Severance Agreement dated [            ,         ], as amended (the “Severance Agreement”), that would provide an additional [three/two] years of service credit under SERP II in the event of your termination in connection with a change of control of the Bank. Your frozen SERP II benefit will remain governed by all of the terms of the governing SERP II document and all other aspects of your Severance Agreement will remain in place.

We believe that the new defined contribution program will enable you to accumulate substantial funds for your retirement. We also believe that you will view this change in compensation practice as a favorable development from your perspective as a shareholder. We need your consent to amend SERP II to effect the freeze of your benefits and to eliminate the provision in your Severance Agreement providing for the additional service credit. Accordingly, please countersign this letter agreement where indicated below and return it to me at your earliest convenience.

Sincerely,

Frederick C. Peters, II, Chairman and CEO

Enclosure (Summary of Performance-Based Defined Contribution plan)

I agree to the amendment of SERP II and my Severance Agreement as described above.

[Name]	date